                                                                   Exhibit 10.9




                            ASSET PURCHASE AGREEMENT




                                      among


                         VIASOURCE COMMUNICATIONS, INC.
                          (f/k/a THE RTK GROUP, INC.);


                         TELECRAFTER ACQUISITION CORP.;


                           NASSAU COMMUNICATIONS, INC.
              (doing business as TELECRAFTER SERVICES CORPORATION);



                                       and


                       BRUCE A. NASSAU AND LURIE S. NASSAU









                            Dated as of July 28, 1999

                               TABLE OF CONTENTS



                                                                                                             PAGE
                                                                                                             ----

ARTICLE I DEFINITIONS.........................................................................................1


ARTICLE II SALE AND PURCHASE OF THE ASSETS....................................................................6

        Section 2.1 The Assets and the Assumed Liabilities....................................................6
        Section 2.2 Closing...................................................................................6
        Section 2.3 Purchase Price............................................................................6
        Section 2.4 Bill of Sale..............................................................................7
        Section 2.5 Escrow Agreement..........................................................................7
        Section 2.6 Net Worth Adjustment......................................................................7
        Section 2.7 Closing Proration.........................................................................8
        Section 2.8 Allocation of the Purchase Price..........................................................8
        Section 2.9 Transfer Taxes............................................................................8
        Section 2.10 Options..................................................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIESOF SELLER AND THE STOCKHOLDERS......................................9

        Section 3.1 Organization and Qualification of Seller..................................................9
        Section 3.2 Section Intentionally Left Blank..........................................................9
        Section 3.3 No Subsidiaries...........................................................................9
        Section 3.4 Due Authorization of the Stockholders and Seller..........................................9
        Section 3.5 Section Intentionally Left Blank.........................................................10
        Section 3.6 No Conflict..............................................................................10
        Section 3.7 Ownership of the Seller..................................................................10
        Section 3.8 Title to and Condition of Assets.........................................................10
        Section 3.9 Environmental Matters....................................................................12
        Section 3.10 Financial Information...................................................................13
        Section 3.11 Tax Matters Relating to Seller..........................................................15
        Section 3.12 Section Intentionally Left Blank........................................................17
        Section 3.13 Events Subsequent to the Interim Balance Sheet Date.....................................17
        Section 3.14 Contracts, Obligations and Commitments..................................................18
        Section 3.15 Litigation..............................................................................20
        Section 3.16 Compliance with Law.....................................................................20
        Section 3.17 Licenses; Registrations; Permits; Etc...................................................21
        Section 3.18 Brokers.................................................................................21
        Section 3.19 Intellectual Property...................................................................21
        Section 3.20 Insurance...............................................................................22
        Section 3.21 Plans and Agreements Relating to Employees..............................................22
        Section 3.22 No Illegal or Improper Transactions.....................................................24



        Section 3.23 Related Transactions....................................................................25
        Section 3.24 No Product Liabilities; Product Warranties..............................................25
        Section 3.25 Suppliers and Customers.................................................................25
        Section 3.26 Powers of Attorney......................................................................26
        Section 3.27 Availability of Documents...............................................................26
        Section 3.28 Corporate Records.......................................................................26
        Section 3.29 Ordinary Course.........................................................................26
        Section 3.30 Equipment...............................................................................26
        Section 3.31 Disclosure..............................................................................26
        Section 3.32 Consents; Approvals.....................................................................26
        Section 3.33 Investment Representation...............................................................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT............................................27

        Section 4.1 Authority Relative to this Agreement.....................................................27
        Section 4.2 Organization.............................................................................27

ARTICLE V CONDITIONS.........................................................................................28

        Section 5.1 Representations and Warranties True......................................................28
        Section 5.2 Performance..............................................................................28
        Section 5.3 Certificate..............................................................................28
        Section 5.4 No Material Adverse Change...............................................................28
        Section 5.5 Consents and Approvals...................................................................28
        Section 5.6 Opinion of Counsel for the Stockholders and Seller.......................................28
        Section 5.7 Legal Prohibition........................................................................28
        Section 5.8 Consents, Permits, Licenses Etc..........................................................28
        Section 5.9 Closing Matters..........................................................................29
        Section 5.10 Closing Certificates....................................................................29
        Section 5.11 Employment and Non-Competition Agreements...............................................29
        Section 5.12 Good Standing Certificate...............................................................29
        Section 5.13 Financing...............................................................................29
        Section 5.14 Certification of Non-Foreign Status.....................................................29
        Section 5.15 Bill of Sale............................................................................29
        Section 5.16 Escrow Agreement........................................................................29
        Section 5.17 Amended and Restated Stockholders Agreement of Parent...................................30
        Section 5.18 Disclosure Schedule.....................................................................30

ARTICLE VI INDEMNIFICATION...................................................................................30

        Section 6.1 Survival of Representations, Warranties, Covenants and Agreements........................30
        Section 6.2 The Stockholders' and Seller's Indemnity.................................................31
        Section 6.3 The Stockholders' and Seller's Environmental Indemnity...................................31
        Section 6.4 The Purchaser's Indemnity................................................................32
        Section 6.5 Notice and Defense of Claims.............................................................32
        Section 6.6 Reimbursement............................................................................33
        Section 6.7 Limitations..............................................................................34
        Section 6.8 Gross-Up.................................................................................34


        Section 6.9 Relation to Escrow.......................................................................34

ARTICLE VII COVENANTS........................................................................................34

        Section 7.1 Conduct and Preservation of Business.....................................................34
        Section 7.2 Access to Information; Confidentiality...................................................35
        Section 7.3 Filings and Authorizations...............................................................35
        Section 7.4 Public Announcements.....................................................................35
        Section 7.5 Disclosure Schedule......................................................................36
        Section 7.6 Financial Statements.....................................................................36
        Section 7.7 Environmental Inspections and Assessments................................................36
        Section 7.8 No Shopping..............................................................................36
        Section 7.9 Maintenance of Books and Records.........................................................37
        Section 7.10 Further Assurances......................................................................37
        Section 7.11 Release of Liens........................................................................38
        Section 7.12 Consent to Transfer Assets..............................................................38

ARTICLE VIII TERMINATION.....................................................................................38

        Section 8.1 Termination Events.......................................................................38
        Section 8.2 Effect of Termination....................................................................39

ARTICLE IX MISCELLANEOUS.....................................................................................39

        Section 9.1 Expenses.................................................................................39
        Section 9.2 Amendments and Waivers...................................................................39
        Section 9.3 Bulk Sales Laws..........................................................................39
        Section 9.4 Entire Agreement, Assignment.............................................................39
        Section 9.5 Successors and Assigns...................................................................40
        Section 9.6 Notices..................................................................................40
        Section 9.7 Severability.............................................................................41
        Section 9.8 Specific Performance.....................................................................41
        Section 9.9 Governing Law............................................................................41
        Section 9.10 Headings; Table of Contents.............................................................41
        Section 9.11 Counterparts............................................................................41




       EXHIBITS
       Exhibit A  -  Form of Bill of Sale
       Exhibit B  -  Form of Escrow Agreement
       Exhibit C  -  Form of Promissory Note
       Exhibit D  -  Form of Amended and Restated Stockholders Agreement of
                     ViaSource
       Exhibit 5.6 - Form of Seller's Opinion
       Exhibit 5.11- Form of Employment and Non-Competition Agreement for
                     Bruce A. Nassau

Disclosure Schedule:



SCHEDULE NUMBER         DESCRIPTION
-------------------     ---------------------------------------------------------------------
       3.1              Foreign Good Standing
       3.8(b)           Automobiles And Vehicles
       3.8(c)           Machinery, Equipment And Other Tangible Personal Property
       3.8(f)           Leased Real Property
       3.10(b)          Special Non-Recurring Income/
                        Income Not Earned In The Ordinary Course Of Business
       3.10(g)          Banks And Signing Officers
       3.11(e)          Tax Matters
       3.11(n)          "S Corporation" Elections
       3.13             Material Events Subsequent To Interim Balance Sheet
       3.14             Material Contracts, Obligations or Commitments
       3.14(b)          Consents to Assignment
       3.15             Material Pending Litigation
       3.16             Noncompliance with the Law
       3.17             Licenses, Registrations and Permits
       3.19             Intellectual Property Rights
       3.20             Insurance Policies, Performance Bonds and Letters of Credit
       3.21(a)          Employee Compensation Plans
       3.21(g)          Material Employment/Compensation Agreements
       3.21(h)          Employee Classification Table
       3.23             Interested Directors/Conflicts of Interest
       3.24             Product Liability or Warranty Claims
       3.25             Material Suppliers and Customers
       3.29             Transactions Outside the Ordinary Course of Business
       7.1              Conduct and Preservation of Business/
                        Prohibited, Permitted and Required Transactions
       7.11             Permitted Liens on Assets



Pursuant to Regulation S-K, Item 601(b)(2), a copy of any omitted schedule will be furnished to the Commission upon request.

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of July 28, 1999, among ViaSource Communications, Inc., a New Jersey corporation ("Parent"), Telecrafter Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Nassau Communications, Inc., a Colorado corporation doing business as Telecrafter Services Corporation ("Seller"), and Bruce A. Nassau and Lurie Nassau (the "Stockholders" and each, individually, a "Stockholder").

         WHEREAS, Bruce A. Nassau and Lurie Nassau own 60% and 40%, respectively, of the outstanding capital stock of Seller.

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the assets relating to the Business (as defined below).

         NOW THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         The following terms shall have the following respective meanings for all purposes of this Agreement:

         "Affiliate" or "affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate," the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

         "Agreement" means this Asset Purchase Agreement, as it may be from time to time amended, including the Schedules and Exhibits hereto.

         "Assets" has the meaning set forth in SECTION 2.1(a).

         "Assumed Liabilities" means all liabilities of Seller assumed by Purchaser as set forth in SECTION 2.1(b).

         "Audited Financial Statements" has the meaning set forth in SECTION 3.10(a).

         "Business" means the business historically and presently conducted by Seller, including, without limitation, the installation and maintenance of cable television systems (including fiber) and satellite dishes for the transmission of video, voice and data.

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York shall be authorized or obligated by law to be closed.

         "Closing Date" means the date on which the purchase of the Assets by the Purchaser as contemplated by this Agreement is consummated.

         "Closing Date Balance Sheet" means an unaudited balance sheet of Seller as of the close of business on the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent with that of the Audited Financial Statements.

         "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

         "Contaminated Site List" means any list, registry or other compilation established by any Governmental Body of facilities or sites that require or potentially require investigation, removal actions, remedial actions or any other response under any Environmental Laws.

         "Contracts" has the meaning set forth in SECTION 3.14.

         "Customers" has the meaning set forth in SECTION 3.25.

         "Disclosure Schedule" shall mean the schedules delivered by Seller and the Stockholders to Purchaser referenced in Article III hereof.

         "Employee Plan" has the meaning set forth in SECTION 3.21(a).

         "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any Hazardous Materials.

         "Environmental Laws" means all laws, treatises, compacts, settlement or consent agreements, orders, writs, injunctions, judgments, rules, regulations, statutes, ordinances, common law principles, decrees or orders or other binding requirements with or of any national, international, provincial, federal, state, municipal, local or foreign Governmental Body relating to the environment (including, without limitation, natural resources) or the health of humans or other living organisms, including, without limitation, (a) the control, Release or remediation of any Hazardous Material or potential Hazardous Material or protection of the air, water or land, (b) generation, handling, treatment, storage, disposal or transportation of any Hazardous Material, or (c) exposure to hazardous, toxic or other substances alleged to be harmful, and (d) final and binding requirements related to the foregoing imposed by (i) the terms and conditions





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

of any license, permit, approval or other authorization by any Governmental Body, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any such Governmental Body. The term "Environmental Laws" shall include, but not be limited to, the following statutes and the regulations promulgated thereunder, as currently in effect or as subsequently amended: the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; the Resource Conservation Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; and any similar state, federal, foreign or local statute or ordinance, including, without limitation, the Colorado Industrial Site Recovery Act.

         "Environmental Remediation Costs" means all costs and expenses of any Person of actions or activities to (a) clean up or remove or remediate Hazardous Materials, (b) prevent or minimize the movement, leaching or migration of Hazardous Materials, (c) prevent, minimize or mitigate or otherwise respond to the Release or threatened Release of Hazardous Materials, or injury or damage from such Release, or (d) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for reasonable legal, engineering or other consultant services, for investigation, testing, sampling and monitoring (including, without limitation, medical monitoring), for boring, excavation and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment and disposal of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as it now exists and may hereafter be amended.

         "ERISA Affiliate" means any person, firm or entity (whether or not incorporated) which, by reason of its relationship with Seller, is required to be aggregated with Seller under Sections 414(b), 414(c) or 414(m) of the Code, or which, together with Seller, is a member of a controlled group within the meaning of Section 4001 (a) of ERISA.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Financial Statements" has the meaning set forth in SECTION 3.10(a).

         "Governmental Body" means any court or any federal, state, local, municipal, or other government or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         "Hazardous Materials" means any (a) toxic or hazardous materials or substances; (b) solid, liquid or gaseous wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and Releases of petroleum products; and (e) any other chemical, pollutant, contaminant, waste or other substance (including, without limitation, any product) that is regulated by or pursuant to any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" means all intellectual property rights, including, without limitation, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, technologies and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, strategies and proposals), (f) all computer software (including data and related documentation and all source codes and object codes), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Interim Balance Sheet" has the meaning set forth in SECTION 3.10(a).

         "Interim Balance Sheet Date" has the meaning set forth in
SECTION 3.10(a).

         "Knowledge" of or with respect to Seller, means the actual knowledge of Bruce A. Nassau, Lurie Nassau, David Hamilton, Bobbie Sharp or Jeff Aadrup after due inquiry.

         "Laws" has the meaning set forth in SECTION 3.8(h).

         "Leased Real Property" has the meaning set forth in SECTION 3.8(f).

         "Liens" has the meaning set forth in SECTION 3.8(f).

         "Litigation" has the meaning set forth in SECTION 3.15.

         "Material Adverse Change" means an occurrence or event which has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Assets or the Business.

         "Parent Shares" has the meaning set forth in SECTION 2.3.

         "Permit(s)" has the meaning set forth in SECTION 3.17.

         "Person" means an individual, partnership, corporation, joint venture, unincorporated organization, limited liability company, cooperative or other business organization or a governmental entity or agency thereof.

         "Product Liability" has the meaning set forth in SECTION 3.24(a).

         "Purchase Price" has the meaning set forth in SECTION 2.3.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment.

         "Shares" means the shares of common stock of Seller issued and outstanding and owned of record and beneficially by the Stockholders.

         "Stockholders" means Bruce A. Nassau and Lurie Nassau.

         "Tangible Assets" has the meaning set forth in SECTION 3.8(g).

         "Tax" or "Taxes" means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, environmental, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and custom duties. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

         "Tax Reserve" has the meaning set forth in SECTION 3.11(b).

         "Tax Return" means any return, report, claim for refund, information statement, and other documentation (including, without limitation, all schedules, exhibits and other attachments thereto and any other additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax (including, without limitation, estimated Taxes).

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, E.G., a quarter or a portion of a taxable period in the case of a taxable period that begins before and ends after the Closing Date) with respect to which any Tax may be imposed under any applicable statute, rule, law, or regulation.

         "Unaudited Financial Statements" has the meaning set forth in SECTION 3.10(a).

                                  ARTICLE II.
                         SALE AND PURCHASE OF THE ASSETS


         Section 2.1 THE ASSETS AND THE ASSUMED LIABILITIES (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, except as set forth in Section 2.6, Seller shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire good and valid title to all of the properties, assets and rights of the Seller and Seller's Affiliates, which exist at the Closing Date, used in connection with, or necessary for the conduct of, the Business as it is conducted by Seller, in the ordinary course, consistent with past practice (collectively, the "Assets").

         (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, discharge and perform all liabilities and obligations (whether known or unknown, fixed or contingent) of Seller, to the extent that they arise out of or relate to the ownership, use or operation of the Assets (collectively, the "Assumed Liabilities"). The Assumed Liabilities include (i) all obligations in respect of the ongoing or future performance of Contracts unless a Contract is terminated by the other party thereto due to an improper assignment by Seller or otherwise is not effectively transferred and assigned to Purchaser; and (ii) all obligations in respect of the ongoing or future performance of all other contracts, licenses, permits and other agreements actually assigned by Seller to Purchaser in accordance with this Agreement. The Assumed Liabilities, however, do not include any obligation or liability for Taxes (i) of or that relates to the Seller, any Stockholder or any Affiliate of the Seller or (ii) that relates to or arises as a result of the sale or transfer of the Assets from the Seller to the Purchaser.

         Section 2.2 CLOSING. Subject to the provisions of Article V hereof, the closing (the "Closing") of the sale and purchase of the Assets shall take place at the opening of business on August 31, 1999, New York time, at the offices of Dewey Ballantine LLP or such other time, place or date as the parties may mutually agree. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 2.2 shall not, except as permitted by Section 7.1 hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

         Section 2.3 PURCHASE PRICE Subject to the terms and conditions herein set forth, Seller hereby agrees to sell and Purchaser agrees to purchase from Seller such Assets for (a) $10.5 million of immediately available funds, (b) 4.5 million shares of common stock, no par value, of ViaSource Communications, Inc. (the "Parent Shares") and (c) a $3 million promissory note payable to Seller in the form attached hereto as Exhibit C (the "Note") (collectively, the "Purchase Price").

                  The funds referred to in (a) above shall be allocated as follows: (i) $10 million shall be delivered by wire transfer to or upon the order of Seller; and (ii) the remaining $0.5 million shall be delivered by wire transfer to Seller's account, subject to the condition that such funds be used solely for the purpose of cash disbursements to Seller's employees in connection with the transactions contemplated by this Agreement.

                  The Parent Shares referred to in (b) above shall be allocated as follows: (i) 3.9 million shares shall be issued, at the direction of Seller, to Bruce Nassau and Lurie Nassau, of which 2.34 million shares will be issued to Bruce Nassau and 1.56 million shares will be issued to Lurie S. Nassau; (ii) 0.1 million shares shall be held in escrow pursuant to the Escrow Agreement referred to in Section 2.5; and (iii) the remaining 0.5 million shares shall be transferred to the Seller, subject to the condition that such shares shall be used solely for the purpose of stock bonuses to Seller's employees in connection with the transactions contemplated by this Agreement.

         Section 2.4 BILL OF SALE. At the Closing, Purchaser, Seller and the Stockholders shall deliver or cause to be delivered a duly executed Bill of Sale substantially in the form of Exhibit A attached hereto;

         Section 2.5 ESCROW AGREEMENT. At the Closing, Parent, Purchaser, Seller, the Stockholders and an escrow agent shall deliver or cause to be delivered a duly executed Escrow Agreement substantially in the form of Exhibit B attached hereto.

         Section 2.6 NET WORTH ADJUSTMENT (a) On the Closing Date, Seller shall deliver to Purchaser a copy of the estimated Closing Date Balance Sheet. In the event that the estimated Closing Date Balance Sheet reveals that the Seller's Net Worth as of the Closing Date (the "Closing Date Net Worth") is greater than its Net Worth as of December 31, 1998 as set forth on the Audited Financial Statements (such excess, the "Excess Net Worth"), the Assets shall not include cash of the Seller in an amount equal to the sum of (i) the amount of the U.S. federal and state income tax liability of the Stockholders solely attributable to income of the Seller from the period beginning January 1, 1999 and ending on the day immediately prior to the Closing Date, and excluding any income or gain from the sale of the Assets, less the aggregate amount of any distributions of cash or property by the Seller to any Stockholder during or with respect to the period beginning January 1, 1999 and ending on the Closing Date (the amount described in this clause (i), the "1999 Earnings Tax") and (ii) 50% of the excess of (A) the Excess Net Worth over (B) the 1999 Earnings Tax; PROVIDED, that in no event shall the Assets remaining with the Seller exceed the Excess Net Worth. For purposes hereof, "Net Worth" shall mean total assets less total liabilities of the Company, determined in accordance with generally accepted accounting principles applied on a basis consistent with that of the Audited Financial Statements.

         (b) No later than 20 days after the Closing Date, the Seller shall deliver to Purchaser (i) a certificate signed by the Seller and the Stockholders certifying the amount of the Seller's Net Worth as of the Closing Date and (ii) the Closing Date Balance Sheet. No later than 30 days after delivery of the Closing Date Balance Sheet, Purchaser shall complete a review of the Closing Date Balance Sheet and shall inform the Stockholders in writing that the Closing Date Balance Sheet is acceptable or object to the Closing Date Balance Sheet in writing setting forth a specific description of Purchaser's objections. If Purchaser objects to the Closing Date Balance Sheet and the Stockholders do not agree with Purchaser's objections or such objections are not resolved on a mutually agreeable basis within 30 days of the Stockholders receipt of Purchaser's objections, any such disagreement shall be promptly submitted to a mutually acceptable "big five" accounting firm that is unaffiliated with either party (the "Unaffiliated Firm"). The Unaffiliated Firm shall resolve such dispute within 30 days after said Unaffiliated Firm's engagement by the parties. The decision of such Unaffiliated Firm shall be final and binding upon the Seller, the Stockholders and Purchaser and its fees, costs and expenses shall be borne by the party against whom the Unaffiliated Firm shall rule. In the event that the Net Worth on the Closing Date Balance Sheet exceeds the Net Worth on the estimated Closing Date Balance Sheet and the amount of Assets transferred was reduced pursuant to clause (ii) of paragraph (a) above, Purchaser shall pay to Seller 50% of such excess. In the event that the Net Worth on the Closing Date Balance Sheet is less than the Net Worth on the estimated Closing Date Balance Sheet, Seller and each Stockholder, jointly and severally, shall pay to Purchaser 50% of such excess; provided that Purchaser may set off such amount against its obligations to Seller under the Note.

         Section 2.7 CLOSING PRORATION. After the Closing, any ad valorem, use, real and personal property and other similar Taxes, installments or special assessments, utility, water or similar payments arising from, or relating to, the Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between the Stockholders and the Purchaser as of the Closing Date on a per diem basis and the Stockholders shall be responsible for and pay to the Purchaser the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date at least five (5) Business Days prior to the date such Taxes become due and payable.

         Section 2.8 ALLOCATION OF THE PURCHASE PRICE. On or prior to the Closing Date, the Seller and the Purchaser shall mutually agree on an allocation of the Purchase Price and the amount of the Assumed Liabilities (and all other capitalizable costs) among the Assets and other relevant items in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and all applicable provisions of state, local and foreign law (such allocations, the "Section 1060 Allocations"). If the Seller and the Purchaser are unable to agree with respect to the Section 1060 Allocations, the Seller and the Purchaser shall select a firm of independent certified public accountants mutually acceptable to the Seller and the Purchaser from among PricewaterhouseCoopers LLP, KPMG Peat Marwick LLP, Deloitte & Touche LLP, Ernst & Young LLP, and Arthur Andersen LLP to determine such allocations. The conclusions of such accounting firm shall be binding on the parties. The fees and expenses of such accounting firm shall be shared equally by the Stockholders and the Purchaser. Each of the parties hereto agrees (i) to prepare and file Tax Returns, including, without limitation, Form 8594 (or any successor form), in a manner consistent with the Section 1060 Allocations, as finally determined pursuant to this Section 2.8, (ii) to report this transaction for federal, state, local and foreign income tax purposes in accordance with the Section 1060 Allocations, as finally determined pursuant to this Section 2.8, and (iii) to use its best efforts to sustain the Section 1060 Allocations, as finally determined pursuant to this Section 2.8, in any subsequent Tax audit, dispute, claim or similar proceeding.

         Section 2.9 TRANSFER TAXES. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including, but not limited to, all applicable real estate transfer or gains Taxes), any penalties, interest and additions to Tax, and court, registration and filing fees incurred in connection with this Agreement shall be the responsibility of and be timely paid by the Seller; Purchaser hereby agrees to reimburse Seller for 50% of any such Taxes upon delivery to Purchaser of a receipt or other evidence of





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

payment. The Seller and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

         Section 2.10 OPTIONS. In connection with the transactions contemplated hereby, Parent hereby agrees to allocate 500,000 options to purchase Common Stock of Parent under Parent's 1999 Stock Incentive Plan to employees of Seller (other than Bruce A. Nassau and Lurie S. Nassau) as directed by Seller.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND THE STOCKHOLDERS

         Each of the Stockholders and Seller, jointly and severally, hereby represents and warrants to Parent and Purchaser as of the date hereof and as of the Closing Date that:

         Section 3.1 ORGANIZATION AND QUALIFICATION OF SELLER Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority and all licenses, permits and authorizations necessary to conduct its business and to own, lease and operate the properties and assets used in connection therewith. Seller is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of properties and assets requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not cause a Material Adverse Change, which jurisdictions are listed on SCHEDULE 3.1. Seller is not in default under or in violation of any provision of its certificate of incorporation or by-laws, true, correct and complete copies of which have been delivered to Purchaser.

         Section 3.2 SECTION INTENTIONALLY LEFT BLANK

         Section 3.3 NO SUBSIDIARIES Seller has no direct or indirect subsidiaries, or any direct or indirect interests or investments in any other Person.

         Section 3.4 DUE AUTHORIZATION OF THE STOCKHOLDERS AND SELLER Each of the Stockholders and Seller has full right, power and authority to enter into this Agreement and the other documents required to be delivered by it or him or her hereunder, to perform its or his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other documents required to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.

         Each of this Agreement and the other documents required to be delivered hereunder has been duly executed and delivered by each of the Stockholders and Seller. This Agreement is and each other agreement contemplated hereby to which Seller and/or each Stockholder will be a party will be, upon execution and delivery thereof by Seller and/or each Stockholder, a legal, valid and binding obligation of Seller and/or each Stockholder, enforceable against it or him or her in accordance with its terms (except as enforceability may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

         Section 3.5 SECTION INTENTIONALLY LEFT BLANK

         Section 3.6 NO CONFLICT Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby by Seller and/or each Stockholder will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under,
(i) the certificate of incorporation or by-laws of Seller, (ii) any law, statute, regulation, order, judgment or decree or (iii) any instrument, contract or other agreement to which Seller or any Stockholder is a party or by which Seller (or any of its properties or assets) or any Stockholder is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the shares, assets or properties of Seller; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any instrument, contract or other agreement to which Seller or any Stockholder is a party or by which Seller (or any of its properties or assets) or any Stockholder is subject or bound or require Seller or any Stockholder to prepay any amount thereunder;
(d) require Seller or any Stockholder to obtain any authorization, consent, approval or waiver from, to give any notification to, or to make any filing with, any governmental body or authority or to obtain the approval or consent of any other Person; or (e) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, license, qualification, authorization or approval applicable to Seller.

         Section 3.7 OWNERSHIP OF THE SELLER

         (a) Bruce A. Nassau and Lurie Nassau directly own 60% and 40% of the outstanding capital stock of the Seller, respectively (prior to the Closing
Date).

         Section 3.8 TITLE TO AND CONDITION OF ASSETS

         (a) The Assets constitute all of the assets, properties and rights used in or necessary for the conduct of the Business as currently conducted. The Seller is the sole owner of the Assets and Assumed Liabilities. Immediately following the Closing, Seller will not own or lease any assets, properties or rights which are used in or are necessary for the conduct of the Business.

         (b) SCHEDULE 3.8(b) contains a true, correct and complete list of all automobiles and vehicles owned, leased or used by Seller, indicating whether each such automobile or vehicle is leased.

         (c) SCHEDULE 3.8(c) contains a true, correct and complete list of all machinery, equipment, computers and computer hardware, tools, supplies, leasehold improvements, construction in progress, furniture, fixtures, and other tangible personal property (other than vehicles and automobiles) owned, leased or used by Seller, indicating with respect to all such listed property whether such property is leased.

         (d) Seller does not own any real property.

         (e) Seller does not occupy or use any real property or building or other units except the Leased Real Property.

         (f) SCHEDULE 3.8(f) contains a true, correct and complete list of all leases of real property or buildings or other units under which Seller is a lessee (collectively, the "Leased Real Property"). The Seller has a valid and subsisting leasehold interest in all of the Leased Real Property, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, options, equities, conditional sales contracts, title retention agreements, encroachments, conditions, limitations, security interests, charges and restrictions (collectively, "Liens"), except for Liens, if any, for real property taxes not yet due and payable, and all restrictive covenants, easements and rights, including, but not limited to, easements for power lines, water lines, communication lines, sewer, roadways and other means of ingress and egress, to which the Leased Real Property may be subject or which are necessary to conduct the business conducted on such Leased Real Property. Seller enjoys peaceful and undisturbed possession under all such leases and all such leases are valid and enforceable in accordance with their respective terms, are in full force and effect, and there is not under any such lease any default by Seller or, to the Knowledge of Seller, by any other party to any such lease, or any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such a default. The consummation of the transactions contemplated by this Agreement will not require notification to or the consent or approval of any lessor of any of the Leased Real Property except as set forth on SCHEDULE 3.8(f). True, correct and complete copies of the leases with respect to the Leased Real Property have been delivered or made available to Purchaser.

         (g) All buildings, structures, improvements, fixtures, facilities, equipment and all components of all buildings, structures and other improvements included within the Leased Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the "Tangible Assets") are usable in the regular and ordinary course of business. To Seller's Knowledge, there are no unsatisfied requests for any repairs, restorations or improvements to the Leased Real Property or any Tangible Assets from any governmental entity, there are no ongoing material repairs to the Leased Real Property or any Tangible Assets being made by or on behalf of Seller, and no portion of the Leased Real Property or any Tangible Assets currently requires repair or replacement which has knowingly been deferred. No person other than Seller owns any equipment or other Tangible Assets necessary to the operation of the Business, except for items under valid lease to Seller. Seller has not transferred any air rights or development rights relating to the Leased Real Property. Seller has no outstanding contracts or commitments for any improvements or capital expenditures with respect to the Leased Real Property which have not been either fully paid for or reflected on the Closing Date Balance Sheet.

         (h) None of such Leased Real Property is subject to any pending condemnation or similar proceeding by any Governmental Body and to the Knowledge of Seller, no such condemnation is threatened. The use and operation of the Leased Real Property is in full compliance with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions of every Governmental Body having jurisdiction over any of the Leased Real Property and every instrumentality or agency thereof (including, without limitation, Environmental Laws and applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, construction, occupancy, safety, health, pollution controls, employment and employment practices and access by the handicapped) (collectively, "Laws"). There are no circumstances which would interfere with the continued use and operation of the Leased Real Property following the Closing Date in the manner currently conducted without the granting of any special permit, exception, approval or variance. Neither Seller nor any Stockholder has received any written notice of any violation (or claimed violation) of or investigation regarding any Laws or any condemnation action or proceeding with respect to any of the Leased Real Property.

         (i) No portion of the Leased Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

         (j) Seller has made available to Purchaser true, correct and complete copies of any title policies and surveys with respect to the Leased Real Property.

         Section 3.9 ENVIRONMENTAL MATTERS

         (a) (i) All Permits and filings required under Environmental Laws that are necessary for the operations of the Business, Seller, the Leased Real Property, the Tangible Assets and any other property or assets owned, operated, occupied or used by Seller or Seller's Affiliates ("Environmental Permits") have been obtained or made and are in full force and effect, and the Stockholders and Seller are unaware of any basis for revocation or suspension of any such Environmental Permits; (ii) no Environmental Laws impose any obligation upon Purchaser, the Stockholders, Seller or Seller's Affiliates, as a result of any transaction contemplated hereby, to provide any prior notification to any governmental entity of the transactions contemplated hereby; and (iii) there has been no violation of such Environmental Permits, including, without limitation, production levels or emission levels specified in such Environmental Permits.

         (b) The Stockholders (with respect to the Business), Seller, Seller's Affiliates and the Business have at all times complied with all applicable Environmental Laws.

         (c) There are no existing, pending or, to the Knowledge of Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Body directed against the Stockholders (with respect to the Business), Seller or Seller's Affiliates, and the Stockholders (with respect to the Business), Seller and Seller's Affiliates are not subject to any orders, judgments, decrees or settlements, and none of the Stockholders, Seller or Seller's Affiliates has received or is otherwise aware of any notices, claim or other communications alleging any potential liability of the Stockholders (with respect to the Business), Seller or Seller's Affiliates, which pertain or relate to Environmental Laws, including, without limitation, (i) any remedial obligations at any location under any Environmental Law, (ii) violations of any Environmental Law at any location, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials at any location, or (iv) Environmental Remediation Costs.

         (d) No portion of the Leased Real Property or any other property owned, operated, occupied or used by Seller or Seller's Affiliates is listed on any Contaminated Site List.

         (e) There has been no Release of any Hazardous Materials on, to, from or underlying the Leased Real Property.

         (f) No asbestos-containing materials or polychlorinated biphenyls currently are present in, on or underlying the Leased Real Property or any other property owned, operated, occupied or used by Seller or Seller's Affiliates.

         (g) There are no underground storage tanks, dumps or septic fields, active or abandoned, at any of the Leased Real Property or any other property owned, operated, occupied or used by Seller or Seller's Affiliates.

         (h) Purchaser has been provided with all engineering, geologic, environmental reports and other documents in the possession or control of Seller, Seller's Affiliates or any Stockholder relating to the Leased Real Property or any other property owned, operated, occupied or used by Seller or Seller's Affiliates, including, without limitation, those relating to (i) any Environmental Conditions existing on the Leased Real Property and (ii) any violations of any Environmental Laws.

         (i) All Hazardous Materials generated, used, stored, transported, treated, disposed of or otherwise handled by or on behalf of Seller or Seller's Affiliates have been generated, used, stored, transported, treated, disposed of and otherwise handled in compliance with all applicable Environmental Laws.

         (j) None of the Stockholders (with respect to the Business), Seller or Seller's Affiliates has any current liability, nor is there any liability which may be reasonably anticipated, for Environmental Remediation Costs at any location.

         (k) None of the Stockholders (with respect to the Business), Seller or Seller's Affiliates has any current liability, nor is there any liability which may be reasonably anticipated, under Environmental Laws (including, without limitation, for the violation of any Environmental Law or Environmental Remediation Costs) in connection with any businesses or properties previously owned, leased, operated or otherwise used by Seller or Seller's Affiliates or any of their predecessors.

         (l) None of Seller or Seller's Affiliates has ever performed or authorized the performance of vehicle fueling, maintenance or washing at any location owned, leased, or operated by any of them.

         (m) None of Seller or Seller's Affiliates has ever engaged in surface or subsurface excavation or disturbance.

         Section 3.10 FINANCIAL INFORMATION

         (a) Seller has delivered to Purchaser (i) true, correct and complete copies of Seller's audited balance sheet as of December 31, 1998 and the related statements of operations and cash flows (together with the auditors' reports thereon) for the period ended December 31, 1998, together with notes to such financial statements (the "Audited Financial Statements"), (ii) true, correct and complete copies of Seller's unaudited balance sheets as of March 31, 1999 and the related statements of operations and cash flows for the periods then ended (the "Unaudited Financial Statements"), and (iii) a copy of the estimated Closing Date Balance Sheet. Seller will deliver to the Purchaser a true, correct and complete copy of the Closing Date Balance Sheet within 30 days subsequent to the Closing Date. The Audited Financial Statements, the Unaudited Financial Statements and the Closing Date Balance Sheet are herein collectively referred to as the "Financial Statements." The unaudited balance sheet of Seller at March 31, 1999 is herein referred to as the "Interim Balance Sheet," and March 31, 1999 is herein referred to as the "Interim Balance Sheet Date."

         (b) The Financial Statements are in accordance with the books and records of Seller and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby. The balance sheets included in the Financial Statements present fairly as of their respective dates the financial condition of Seller (subject, in the case of the Unaudited Financial Statements, to year end adjustments that may be required upon audit, which adjustments will not cause a Material Adverse Change on such financial statements). All liabilities and obligations of Seller, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed on the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed. The statements of operations and cash flows included in the Financial Statements present fairly the results of operations and cash flows of Seller for the periods indicated (subject, in the case of the Unaudited Financial Statements, to year end adjustments that may be required upon audit, which adjustments will not have cause a Material Adverse Change), and the notes included in the Financial Statements present fairly the information purported to be shown thereby. The statements of operations included in the Financial Statements do not contain any items of special or non-recurring income material to Seller or other income not earned in the ordinary course of business except as noted on SCHEDULE 3.10(b).

         (c) The accounts receivable of Seller as set forth on the Closing Date Balance Sheet are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and, are collectible at the full recorded amount thereof (less the allowance for doubtful accounts recorded on such balance sheet) by use of Seller's normal collection methods without resort to litigation or reference to a collection agency. Seller has not entered into any agreements with any Customers or clients since the date of the Financial Statements, nor will Seller enter into any agreements with any Customers or clients between the date hereof and the Closing Date, where it did not have, or does not have, a reasonable basis to believe that said Customer has the ability to pay, as and when due, for the services rendered by Seller. The books and records of Seller state correctly the facts with respect to each account receivable of Seller, and the balance due thereon. Each payment reflected on such books or records as having been made on each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of Seller, as the case may be, unless such Person is shown on said books and records as such account debtor. Each document and instrument evidencing, securing or relating to each account receivable, including, without limitation, each insurance policy, certificate, bill and statement is correct and complete in all material respects, is genuine and valid and is enforceable in accordance with its terms, and is not subject to any defense, claim of disability, counterclaim or offset and, to Seller's knowledge, there is no threatened, intended or proposed defense, claim of disability, counterclaim or offset with respect thereof, subject to a normal allowance for doubtful accounts. Each account receivable and each document and instrument, and each transaction underlying or relating to it conforms in all material respects, including, without limitation, in respect of interest rates charged, notices given and disclosures made, to the requirements and provisions of each applicable law, rule, regulation or order relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended, and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder.

         (d) All supply inventory of Seller reflected on the Closing Date Balance Sheet was acquired and has been maintained in the ordinary course of business; consists substantially of a quality, quantity and condition usable in the ordinary course of business; is valued at the lower of cost or market in accordance with generally accepted accounting principles and consistent with the Financial Statements; and is not subject to any write down or write-off.

         (e) Seller has no liabilities of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, including, without limitation, documentary or standby letters of credit, workers' compensation claims, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that could reasonably result in such a liability, other than liabilities set forth on the Interim Balance Sheet and the Closing Date Balance Sheet and liabilities which have arisen after the Interim Balance Sheet Date and the Closing Date Balance Sheet in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement or a lawsuit).

         (f) The books, records and accounts of Seller accurately and fairly reflect the transactions undertaken by and the assets and liabilities of Seller.

         (g) SCHEDULE 3.10(g) lists the name and address of every bank and other financial institution in which Seller maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

         (h) Since the Interim Balance Sheet Date there has been no Material Adverse Change, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise; and, to the best Knowledge of Seller, no fact or condition exists or is contemplated or threatened which could reasonably be anticipated to cause such a change in the future.

     Section 3.11 TAX MATTERS RELATING TO SELLER Except as set forth on SCHEDULE 3.11:

         (a) All Tax Returns required to be filed by, on behalf of or with respect to Seller have been prepared in the manner required by applicable law and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all respects. No such Tax Returns have been audited or are currently being audited.

         (b) All Taxes payable, whether or not shown (or required to be shown) on a Tax Return, by, on behalf of or with respect to Seller, or in respect of its income, assets or operations (including interest and penalties), have been fully and timely paid, and adequate reserves or accruals for Taxes (without regard to deferred Tax assets and liabilities) (the "Tax Reserve") have been provided on the Financial Statements for the payment of any Taxes not yet due and payable.

         (c) Seller has not executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. No extension of time with respect to any date on which a Tax Return was or is to be filed by, on behalf of or with respect to the Seller is in force.

         (d) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049 of the Code, and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         (e) Seller has made available to Purchaser true and complete copies of
(i) all U.S. federal, state, local and foreign Tax Returns of Seller and (ii) any audit report issued relating to Taxes due from or with respect to Seller, or its income, assets or operations. All Tax Returns filed by, on behalf of or with respect to Seller for the taxable years ended on the respective dates set forth on SCHEDULE 3.11(e) have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

         (f) No claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

         (g) All deficiencies asserted or assessments made as a result of examinations by any taxing authority of the Tax Returns of or covering or including Seller have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor have the Stockholders or Seller received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed adjustment or deficiency for any Taxable Period. The results of any settlement and the necessary adjustments resulting therefrom are properly reflected in the Financial Statements.

         (h) Seller is not a party to any tax sharing or similar agreement or arrangement (whether or not written) relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

         (i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

         (j) There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes not yet due and payable, there are no liens for any Tax upon any Asset. None of the Assets is or could be treated as (i) an equity interest in a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), (ii) an interest in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes), or (iii) any interest in an entity (e.g., a corporation or a trust) for U.S. federal income tax purposes.

         (k) Seller has never been a member of any Affiliated Group of corporations for any Tax purposes. Seller does not have any liability for Taxes of any person (other than Seller ) under Treasury regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (l) Since the Interim Balance Sheet Date, Seller has not incurred any liability for Taxes that would result in a material decrease in the net worth of Seller.

         (m) None of the indebtedness of Seller constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code.

         (n) On February 1, 1993, Seller, with the requisite consent of its stockholders, validly elected to be treated as an S corporation under Section 1362 of the Code (or its predecessor Code provision) and under the corresponding provisions of applicable state and local laws where it files income Tax Returns, which election was effective on February 1, 1993 and, except as set forth on
Schedule 3.11(n) for each year of the existence of Seller (and any predecessor thereof). Seller has provided to the Purchaser evidence of the approval of such election by the Internal Revenue Service. The Stockholders have furnished evidence that each of Seller's elections to be treated as an S corporation has never been terminated or revoked, is currently in effect and will continue to be in effect through the Closing Date. Seller has no liability for any Taxes under
Section 1374 of the Code in connection with any sale, transfer or exchange of any of its assets (including, without limitation, any transaction contemplated hereby).

         Section 3.12 SECTION INTENTIONALLY LEFT BLANK

         Section 3.13 EVENTS SUBSEQUENT TO THE INTERIM BALANCE SHEET DATE Except as set forth on SCHEDULE 3.13, since the Interim Balance Sheet Date, Seller has not (a) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities, liabilities under contracts entered into, borrowings under banking facilities disclosed in the Schedules hereto and liabilities in respect of letters of credit issued under such banking facilities, all of which were in the ordinary course of business;
(b) discharged or satisfied any lien or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Interim Balance Sheet (including, without limitation, regularly scheduled payments (but not prepayments) of long-term debt) and current liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business; (c) failed to pay or discharge when due its liabilities or obligations except liabilities and obligations being contested in good faith by appropriate proceedings, which are described on SCHEDULE 3.13; (d) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property Taxes not yet due and payable; (e) sold, assigned or transferred any of its tangible assets except for the sale of inventory in the ordinary course of business, canceled any debt or claim, or waived any right of substantial value in the ordinary course of business; (f) sold, assigned, transferred or granted any license with respect to any Intellectual Property;
(g) suffered any damage or destruction to a material asset, whether or not covered by insurance; (h) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000; (i) received notice or had Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to result in a Material Adverse Change on its business, operations, assets, properties, prospects or condition (financial or otherwise); (j) suffered any Material Adverse Change in its relations with, or any loss or threatened loss of, any of its suppliers or customers disclosed pursuant to Section 3.25; (k) (1) granted any severance or termination pay to any of its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business; (2) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business consistent with past practice; (3) increased any benefits payable under any existing severance or termination pay policies or agreements with directors, officers, employees, independent contractors or consultants, except in the ordinary course of business consistent with past practice; (4) increased the compensation, bonus or other benefits payable to any of its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business consistent with past practice; or (5) made any loan to, or entered into any other transaction with, any of its shareholders, directors, officers, employees, independent contractors or consultants; (1) made any material change in the manner of its business or operations; (m) made any material change in any method of accounting or accounting practice; (n) declared, set aside or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind), or redeemed, purchased, or otherwise acquired any shares of its capital stock except as set forth on the Schedules; (o) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; (p) made or authorized any change in its charter, by-laws or other organizational documents, except as set forth in the Schedules; (q) issued any shares of capital stock or granted any options, warrants or other rights to acquire the same; (r) entered into or committed to enter into any transactions between or with any affiliate of Seller or the Stockholders; (s)(1) changed any practice with respect to Taxes; (2) made, changed or revoked any Tax election; or (3) settled or compromised any Tax liability; or (t) entered into any commitment (contingent or otherwise) to do any of the foregoing.

         Section 3.14 CONTRACTS, OBLIGATIONS AND COMMITMENTS Except as set forth on SCHEDULE 3.14 hereto, Seller is not a party to any existing contract, obligation or commitment (written or oral) of any nature, including, without limitation, the following:

         (a) Employment, bonus, severance, independent contractor or consulting agreements, retirement, stock bonus, stock option, or similar plans;

         (b) Loan or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging, granting or creating a lien or security interest or other encumbrance on any of its assets or any agreement or instrument evidencing any guaranty of payment or performance by any other Person;

         (c) Agreements with any labor union or collective bargaining organization or other labor agreements;

         (d) Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services in excess of $10,000;

         (e) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses;

         (f) Agreements which would, after the Closing Date, limit the freedom of Purchaser to compete in any line of business or in any geographic area or with any Person;

         (g) Agreements providing for the disposition of any of its properties or assets or any shares of its capital stock;

         (h) Any distribution, dealer, representative or sales agency agreement, contract or commitment;

         (i) Any commitment or agreement for capital expenditures or leasehold improvements;

         (j) Any license, franchise, distributorship or other agreement which relates in whole or in part to any Intellectual Property;

         (k) Any contract, commitment or arrangement not made in the ordinary course of business;

         (l) Agreements with the federal government or any state or local government or any agency thereof; or

         (m) Any contract, commitment or arrangement or agreement for indemnification or contribution.

         Each contract, agreement, arrangement, plan, lease, license or similar instrument to which Seller is a party, (collectively, the "Contracts"), (i) is a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect, and, subject to obtaining all requisite consents to assignment from the other parties (which are listed on Schedule 3.14(b)) will continue to be so legal, valid, binding, enforceable and in full force and effect following the Closing Date and (ii) neither Seller, nor to the Knowledge of Seller, any other party thereto is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of material benefits under any such contract, except for breaches or defaults which would not result in a Material Adverse Change. Seller has made all payments and performed all obligations required to be paid or performed on or before the date of this Agreement and otherwise complied with the provisions of all of the Contracts. None of the Stockholders or Seller has received notice of default, defense, offset, counterclaim, termination or acceleration with respect to any of the Contracts. To the Knowledge of Seller, no Contract contains any contractual business requirement with which there is a reasonable likelihood that Seller will be unable to comply. Each Contract (other than those which expire in accordance with the terms thereof) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. The Contracts comprise all of the leases, rental and occupancy agreements, contracts, agreements, plans and commitments required in order to conduct the Business as it has been and is now conducted. Seller has duly exercised all rights and options to renew or extend the expiration date of all leases, rental and occupancy agreements included in the Contracts, to the extent any such right or option would expire prior to the Closing Date or within 60 days thereafter. None of the Contracts contain(s) any present or future restriction on Purchaser's right to conduct the Business presently conducted by Seller.

         Section 3.15 LITIGATION Except as set forth on SCHEDULE 3.15, neither Seller or any Affiliate of Seller, nor any of their respective directors, officers, employees or agents (in their capacity as such) is a party to any pending or, to the Knowledge of Seller, threatened, claim, action, suit, proceeding or investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal, including, without limitation, any claim, action, suit, proceeding or investigation (a) arising in connection with the conduct of the Business by Seller, (b) to restrain, prohibit or invalidate, or to obtain damages or other relief from Seller or any of its Affiliates, or its directors or officers, or equitable or other relief in respect of this Agreement or the transactions contemplated hereby, (c) which arises out of any contract, agreement, letter of intent or arrangement alleged to have been entered into or agreed to by the Stockholders or Seller and which conflicts with this Agreement or the transactions contemplated hereby, or gives rise to a claim or right of any kind of any Person as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (d) which, if successful, could adversely affect the right of Purchaser or any successor-in-interest after the Closing Date to own the Contributed Assets or to conduct the Business, or
(e) to suspend, revoke, annul, limit, terminate, amend or modify any Permit (collectively, "Litigation"). Neither Seller nor either of the Stockholders is a party or is subject to any order, ruling, judgment, decree or stipulation which affects the Business or which would prevent the transactions contemplated by this Agreement.

         Section 3.16 COMPLIANCE WITH LAW The Seller has been and is in compliance with all applicable laws, rules, regulations, ordinances, codes, standards and court or administrative orders and processes (including, without limitation, any that relate to transportation, zoning, communications, consumer protection, health and safety, products and services, proprietary rights, anti-competitive practices, collective bargaining, ERISA, equal opportunity, the Fair Labor Standards Act and improper payments). Except as set forth on SCHEDULE 3.16, Seller has not received any written notice from any governmental authority, and to the Knowledge of Seller, none is threatened, alleging that Seller (i) is being investigated or (ii) or has violated, or not complied with, any of the above.

         Section 3.17 LICENSES; REGISTRATIONS; PERMITS; ETC Seller and each of its managers, officers, directors, employees and independent contractors possess all governmental registrations, licenses, permits, authorizations, consents and approvals (collectively referred to herein as "Permits") necessary to operate the Business as currently conducted, which necessary Permits are set forth on
SCHEDULE 3.17. All such Permits are in full force and effect and no such party is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. True and correct copies of the Permits (including, without limitation, Environmental Permits) issued most recently by the applicable authorities with respect to the operation of the business of Seller have been made available to Purchaser prior to the date hereof. Neither of the Stockholders nor Seller has received written or verbal notice of any action or proceeding which has been initiated or is proposed to be initiated by any Governmental Body having jurisdiction thereof, to either revoke, withdraw or suspend any of the Permits (including, without limitation, Environmental Permits) or any judicial or administrative agency judgment or decision not to renew any of the Permits (including, without limitation, Environmental Permits) or any licensure or certification action of any other type.

         Section 3.18 BROKERS Following the Closing Date, Purchaser will not be subject to any claim for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement or in connection with any contract, agreement, letter of intent or arrangement described in Section 3.15(c) hereof based on any arrangement or agreement made by or on behalf of the Stockholders, Seller or any of Seller's Affiliates, and the Stockholders will hold Purchaser harmless from any such claim, demand or liability.

         Section 3.19 INTELLECTUAL PROPERTY SCHEDULE 3.19 contains a true and complete list of all patents, trademarks and service marks (either registered, common law or registration applied for), trade names, registered copyrights and third party licenses which are owned, used, registered in the name of or licensed by Seller, or in which Seller otherwise has an interest, together with a brief statement as to any filing, registration or issuance thereof, as to any licenses, sublicenses, covenants or agreements entered into or granted by or to Seller with respect thereto and as to any pending or, to the Knowledge of Seller, threatened disputes or adverse claims with respect thereto. Seller is the exclusive owner of all items listed on such Schedule. Seller owns or is licensed or otherwise has the right to use (without the payment by Seller of any royalty, except as disclosed on SCHEDULE 3.19, and otherwise on commercially reasonable terms) all the Intellectual Property necessary to carry on the Business as currently conducted. All licenses, if any, of Seller to use Intellectual Property necessary to carry on the Business as currently conducted are in full force and effect and neither Seller nor, to the best of the Knowledge of Seller, any of the other parties to such licenses is in breach of any provision of, or in default under any of the terms of, such licenses. Seller has not granted any Person any license or other right to use any of the Intellectual Property necessary to carry on the Business as currently conducted, whether requiring the payment of royalties or not. Seller has not and does not infringe upon or unlawfully or wrongfully uses any Intellectual Property owned or claimed by another, and to the Knowledge of Seller, no Person is infringing upon, or is in violation of, any Intellectual Property or rights thereto of Seller. Subsequent to the Closing Date, no current or former director, officer, stockholder or employee of Seller shall own, have an interest in or have the right to use any Intellectual Property which is being, or was at any time (except as disclosed on SCHEDULE 3.19), utilized in the Business. There is no pending or, to the best of the Knowledge of Seller, threatened claim or litigation against contesting its right to use Intellectual Property, asserting the misappropriation or misuse of any Intellectual Property or asserting that Seller has violated or infringed the Intellectual Property of another party. This Agreement and the consummation of the transactions contemplated hereby will not in any manner affect the Purchaser's rights after the Closing Date with respect to, or its ability to use, the Intellectual Property necessary to carry on the Business as currently conducted on identical terms and conditions immediately subsequent to the Closing Date. Seller has not conducted business under any corporate, trade or fictitious name other than the names listed on
SCHEDULE 3.19 hereto.

         Section 3.20 INSURANCE SCHEDULE 3.20 sets forth all insurance agreements and policies maintained by Seller or under which Seller is listed as a beneficiary or additional insured (including any self-insurance arrangements) and the type and amounts of coverage thereunder, which coverage reflects all insurance which is required by Law or any agreement to which the Seller is a party, true, correct and complete copies of which have been made available to Purchaser. During the past three years, Seller has not been refused insurance, nor has its coverage been limited, nor has any claim in excess of $25,000 been made in respect of any such insurance. All of such policies, agreements and arrangements are in full force and effect, Seller is not delinquent with respect to any premium payments thereon, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Seller maintains the type and amount of insurance which is adequate to protect it and its financial condition against the risks involved in the conduct of the Business.
SCHEDULE 3.20 sets forth a description of all performance bonds and letters of credit which are required by law or any agreement, contract or commitment, including the Contracts, to be maintained or entered into by Seller, all of which are in full force and effect and comply with the requirements of applicable law, contract or commitment. Except as set forth in SCHEDULE 3.20, Seller has never been denied coverage by any insurance carrier, and Seller has carried all insurance coverage which may be required by the laws of the states in which the Business is conducted or by any agreement to which Seller is a party, and in such amounts and with such deductibles as are customary for other companies engaged in similar lines of business.

         Section 3.21 PLANS AND AGREEMENTS RELATING TO EMPLOYEES

         (a) SCHEDULE 3.21(a) lists each of the following plans, contracts, policies and arrangements which is or, within six years prior to the Closing Date, was sponsored, maintained or contributed to by, or otherwise binding upon Seller or, in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any current or former employee, director or other personnel (including any such plan, contract, policy or arrangement approved or adopted before, but effective on or after, the date of this Agreement): (i) any "employee benefit plan," as such term is defined in
Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, (ii) any personnel policy, and (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in
Section 3(3) of ERISA (each such plan, contract, policy and arrangement described in (i), (ii) or (iii) above being herein referred to as an "Employee Plan").

         (b) With respect to each Employee Plan, the Stockholders and Seller have made available to Purchaser true and complete copies of (1) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including, without limitation, any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan; and (2), where applicable, (A) the last two annual reports (5500 series) filed with the Internal Revenue Service or the Department of Labor; (B) the most recent balance sheet and financial statement; (C) the most recent actuarial report or valuation statement; and (D) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending.

         (c) Each Employee Plan has been maintained and administered in accordance with its terms and in compliance with the provisions of applicable law, including, without limitation, applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and applicable law. With respect to each Employee Plan, (1) no application, proceeding or other matter is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency; (2) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened; and (3) to the Knowledge of the Stockholders and Seller, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could result in a material liability or expense to Seller or the plan assets.

         (d) Neither Seller nor any ERISA Affiliate has or any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or
Section 412 of the Code, or an obligation to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA).

         (e) No Employee Plan that is an "employee welfare benefit plan" under
Section 3(1) of ERISA is partially or fully funded through a trust. Seller and its ERISA Affiliates have complied in all respects with the provisions of
Section 4980B of the Code with respect to any Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Seller does not maintain, contribute to, or have an obligation under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services.

         (f) The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

         (g) SCHEDULE 3.21(g) sets forth a complete and accurate list showing the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all current officers, employees and independent contractors of and consultants to Seller that received, for the year ended December 31, 1998, or are expected to receive, during the year ending December 31, 1999, annual base salary or other compensation in excess of $25,000. There are no covenants, agreements or restrictions to which Seller is a party or bound, including, but not limited to, employee non-compete agreements, prohibiting, limiting or in any way restricting any officer or employee listed on SCHEDULE 3.21(g) from engaging in any type of business activity in any location. To the Knowledge of Seller, no officer or employee listed on SCHEDULE 3.21(g) has any plans to terminate their employment. There has not been, and the Stockholders do not anticipate, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. Seller has not instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees, independent contractors or consultants.

         (h) SCHEDULE 3.21(h) sets forth by number and employment classification the approximate numbers of employees, independent contractors, leased employees and consultants of Seller as of the date of this Agreement, including any collective bargaining or labor contracts to which Seller is a party and which is applicable to persons employed by Seller, and, except as set forth therein, none of said individuals are subject to union or collective bargaining agreements. There has been no audit, action, suit, proceeding or claim relating to the employment classification of the employees, independent contractors, leased employees, and consultants of Seller and to the knowledge of Seller, no basis for such audit, action, suit, proceeding or claim exists. Seller has properly classified each employee, independent contractor, leased employee and consultant for purposes of the Employee Plans and for any required employment or withholding taxes. There have been no audits of the equal employment opportunity practices of Seller and, to the Knowledge of Seller, no basis for such an audit exists. Except as set forth on SCHEDULE 3.21(h), there is no pending or, to the Knowledge of Seller, threatened union organizational effort, material labor dispute, strike or work stoppage against Seller. Neither Seller, nor its representatives or employees, has committed any unfair labor practices in connection with the operation of the business of Seller, and, except as set forth on SCHEDULE 3.21(h), there is no pending or, to the Knowledge of Seller, threatened charge, complaint or investigation against or involving Seller by the National Labor Relations Board, the Fair Labor Standards Board or any similar governmental agency. Seller has in the past been and is in compliance in all respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, employment discrimination, labor relations, safety and health, wages, hours and terms and conditions of employment. Seller has not experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 et seq.

         Section 3.22 NO ILLEGAL OR IMPROPER TRANSACTIONS Neither Seller nor any stockholder, officer, director, employee, agent or Affiliate of any of them has offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any Person, directly or indirectly, any money or thing of value for the purpose or with the intent of (a) obtaining or maintaining business for Seller, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law; and there have been no false or fictitious entries made in the books or records of Seller.

         Section 3.23 RELATED TRANSACTIONS Except as set forth on SCHEDULE 3.23, no current or former director, officer, employee, independent contractor, consultant or Affiliate of Seller, or any relative of either of the Stockholders is presently, or during the last three fiscal years has been, (a) a party to any transaction with Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee, independent contractor, consultant, Affiliate or relative), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Seller.

         Section 3.24 NO PRODUCT LIABILITIES; PRODUCT WARRANTIES

         (a) Except as set forth on SCHEDULE 3.24, Seller has not, since January 1, 1995, incurred, nor does Seller or the Stockholders have Knowledge of, or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, installation, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any product sold or service rendered by Seller, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         (b) The Stockholders have furnished Purchaser with all forms of warranties or guarantees of products and services that are in effect or proposed to be used by Seller. There are no pending or, to the Knowledge of Seller, threatened claims against Seller under any warranty or guaranty. SCHEDULE 3.24 lists all payments or settlements made in respect of any such warranty or guaranty since January 1, 1996, indicating the name of each customer, the amount of each payment and a brief description of the facts relating thereto.

         Section 3.25 SUPPLIERS AND CUSTOMERS

         (a) SCHEDULE 3.25 lists (i) all suppliers to which Seller made payments during the year ended December 31, 1998, or to which Seller expects to make payments during the year ending December 31,1999, in excess of five percent (5%) of the cost of sales as reflected on Seller's statement of operations for the year ended December 31, 1998 and (ii) all customers that paid Seller during the year ended December 31, 1998 or that the Stockholders expect will pay to Seller during the year ending December 31, 1999, more than five percent (5%) of Seller's sales revenues as reflected on its statement of operations for the year ended December 31, 1998 ("Customers").

         (b) None of the customers or suppliers listed on SCHEDULE 3.25 has terminated or discontinued their business with Seller and Seller has no Knowledge which might reasonably indicate that any of the customers or suppliers listed on SCHEDULE 3.25 intend to cease purchasing from, selling to, or dealing with, Seller, nor has any information been brought to the Stockholders' attention which might reasonably lead them to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with Seller or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated by this Agreement. Seller has no Knowledge which might reasonably indicate, nor has any information been brought to the Stockholders' attention which might reasonably lead them to believe that, (i) any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by Seller, or (ii) any customer will cancel outstanding or currently anticipated purchase orders placed with Seller.

         Section 3.26 POWERS OF ATTORNEY There are no outstanding powers of attorney executed on behalf of Seller.

         Section 3.27 AVAILABILITY OF DOCUMENTS The Stockholders have made available to Purchaser copies of all documents, including, without limitation, all agreements, Contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, Permits and Intellectual Property listed in the Schedules hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         Section 3.28 CORPORATE RECORDS The corporate record books of each of Seller completely and accurately record all material corporate action taken by the shareholders and boards of directors and committees thereof.

         Section 3.29 ORDINARY COURSE Since December 31, 1998, except as set forth in SCHEDULE 3.29, Seller has conducted its business only in the ordinary course and consistently with its prior practices.

         Section 3.30 EQUIPMENT As of the date hereof and on the Closing Date, all equipment owned or leased by Seller and used in connection with the operation of the Business shall be in good condition and working order, subject to such routine maintenance and repairs thereto as may be required in the ordinary course of the business of Seller, except as would not have, individually or in the aggregate, a Material Adverse Change on the Business.

         Section 3.31 DISCLOSURE No information furnished by or on behalf of either of the Stockholders or Seller to Purchaser contains any untrue statement of a material fact or omits to state any fact necessary to make the information disclosed not misleading.

         Section 3.32 CONSENTS; APPROVALS Each of the Stockholders and Seller agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Body in connection with this Agreement. Each of the Stockholders and Seller further agrees that if any required consent to the purchase of the Assets by Purchaser as provided for herein is not obtained prior to the Closing Date, each of the Stockholders and Seller shall exercise efforts to arrange for Purchaser to acquire all of the material benefits of the Assets as though the required consents had been obtained and shall continue to use all efforts to obtain such consents. Nothing in this Section 3.32 shall (i) affect Seller's other rights under this Agreement or (ii) require either Stockholder or the Seller to pay money or other consideration to any third party in violation of applicable law or regulation.

         Section 3.33 INVESTMENT REPRESENTATION. Stockholders are acquiring the Parent Shares for investment and not with a view toward, or for sale in connection with, any public distribution thereof, nor with any intention of distributing or selling the Parent Shares in violation of the federal securities laws. Stockholders agrees that neither the Parent Shares nor any interest therein may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (the "Securities Act") and any applicable state securities laws or (ii) an exemption from the registration requirements of the Securities Act and any applicable state securities laws, such exemption to be evidenced by such documentation as Parent may reasonably request, including an opinion of counsel (which counsel and opinion shall be reasonably satisfactory to Parent) that such transfer is not in violation of the Securities Act and any applicable state laws. Each Stockholder is an "accredited investor" as such term is defined in Rule 501 of the Securities Act.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         The Purchaser and Parent, jointly and severally, represent and warrant as follows on and as of the date hereof:

         Section 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT Each of the Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and the Purchaser and the consummation by each of Parent and the Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Parent and the sole stockholder of the Purchaser and no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes the valid and binding agreement of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms.

         Section 4.2 ORGANIZATION The Parent is a corporation and the Purchaser is a corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                                   ARTICLE V
                                   CONDITIONS

         Purchaser's obligation to purchase and pay for the Assets on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

         Section 5.1 REPRESENTATIONS AND WARRANTIES TRUE The representations and warranties of the Stockholders and Seller in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

         Section 5.2 PERFORMANCE Each of the Stockholders and Seller shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         Section 5.3 CERTIFICATE Parent shall have received a certificate, dated the Closing Date, signed by each of the Stockholders and Seller to the effect that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

         Section 5.4 NO MATERIAL ADVERSE CHANGE There shall not have occurred any events that have had or are reasonably likely to have a Material Adverse Change.

         Section 5.5 CONSENTS AND APPROVALS All consents or approvals listed on Schedules 3.14 and 3.17 to this Agreement shall have been obtained and any other consents or approvals, the absence of which would have a Material Adverse Change, shall have been obtained.

         Section 5.6 OPINION OF COUNSEL FOR THE STOCKHOLDERS AND SELLER Parent shall have received from Woodson L. Herring, Esq., counsel to the Stockholders and Seller, a written opinion, dated the Closing Date, substantially in the form attached hereto as EXHIBIT 5.6.

         Section 5.7 LEGAL PROHIBITION On the Closing Date, no injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action, suit or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such court, governmental body or regulatory authority which constitutes, or could be reasonably anticipated to constitute, a Material Adverse Change. Between the date hereof and the Closing Date, no federal, state or local statute, rule or regulation shall have been enacted or deemed applicable by any government or governmental or administrative agency or court the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby or restrict or impair the ability of Purchaser to own the Assets.

         Section 5.8 CONSENTS, PERMITS, LICENSES ETC All authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any Governmental Body or other regulatory authority or third party

(including, without limitation, all parties to each of the Contracts) in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the ownership by Purchaser of the Assets shall have been duly obtained and shall be satisfactory to Purchaser and its counsel, and copies thereof shall be delivered to Purchaser at or prior to the Closing Date.

         Section 5.9 CLOSING MATTERS All actions to be taken by the Stockholders or Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Purchaser and its counsel.

         Section 5.10 CLOSING CERTIFICATES Parent shall have received certificates dated the Closing Date in form and substance reasonably satisfactory to it from the Secretary or Assistant Secretary of Seller certifying (i) that attached to such certificate are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement which remain in full force and effect, (ii) that attached to such certificate are true, correct and complete copies of the certificates or articles of incorporation and by-laws of Seller, each as amended, to the Closing Date, and (iii) as to the incumbency of each officer of Seller executing this Agreement and all documents and instruments executed in connection therewith on behalf of Seller.

         Section 5.11 EMPLOYMENT AND NON-COMPETITION AGREEMENTS Bruce A. Nassau shall have delivered an executed employment agreement to Parent on the Closing Date in the form of Exhibit 5.11.

         Section 5.12 GOOD STANDING CERTIFICATE Parent shall have received an original or telefacsimile certificate of good standing of Seller issued by the Secretary of State of the State of Colorado dated as of the Closing Date and a certificate of good standing as a foreign corporation from each state in which Seller conducts business.

         Section 5.13 FINANCING All conditions precedent referred to in the commitment letter from General Electric Capital Corporation to Parent (or an Affiliate thereof) shall have been satisfied and the Parent shall have received the financing contemplated thereunder.

         Section 5.14 CERTIFICATION OF NON-FOREIGN STATUS On or prior to the Closing Date, the Seller shall have delivered to the Purchaser, pursuant to
Section 1445(b)(2) of the Code and Treas. Reg. ss. 1.1445-2(b)(2), a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treas. Reg. ss. 1.1445-2(b)(2)(iii)(B).

         Section 5.15 BILL OF SALE On the Closing Date, Seller and the Stockholders shall have delivered to Purchaser a duly executed bill of sale for the Assets substantially in the form of Exhibit A hereto.

         Section 5.16 ESCROW AGREEMENT On or prior to the Closing Date, Seller, the Stockholders, Parent, Purchaser and an escrow agent shall have entered into an escrow agreement substantially in the form of Exhibit B hereto and delivered to the Escrow Agent of stock certificate for 100,000 shares of Common Stock of Parent.

         Section 5.17 AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF PARENT On or prior to the Closing Date, each Stockholder shall have become a party to the Amended and Restated Stockholders Agreement of Parent substantially in the form of Exhibit D hereto.

         Section 5.18 DISCLOSURE SCHEDULE (i) On or prior to August 1, 1999, Seller shall have delivered to the Purchaser the Disclosure Schedule, to which Purchaser shall be entitled to object for a period of 5 Business Days following the receipt thereof and (ii) on or prior to the Closing Date, Seller shall have delivered to the Purchaser the final Disclosure Schedule which schedule shall be acceptable to Purchaser in Purchaser's sole discretion.

                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS All representations, warranties, covenants and agreements contained in this Agreement and the right of indemnification with respect to breaches thereof shall survive the execution of this Agreement, regardless of any investigation made by Purchaser, on the one hand, or the Stockholders or Seller, on the other hand, or on any of their behalves, and shall remain in full force and effect as follows: (a) all representations and warranties and the right of indemnification with respect to breaches thereof set forth in Sections 3.6, 3.9, 3.11, 3.14, 3.15, 3.16, 3.18, 3.19, 3.21, 3.32 and 3.33 of this Agreement shall remain in full force and effect until 6 months following the expiration of the applicable statute of limitations (including any extension thereof), except as to any matters with respect to which a claim shall have been made pursuant to
Section 6.5 of this Agreement before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim, including all applicable periods for appeal; (b) all representations and warranties and the right of indemnification with respect to breaches thereof set forth in Sections 3.8, 3.13, 3.17, 3.20, 3.23, 3.24, 3.25, 3.29 and 3.30 of this Agreement shall remain in full force and effect until 3 years following the Closing Date, except as to any matters with respect to which a claim shall have been made pursuant to Section 6.5 of this Agreement before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim, including all applicable periods for appeal; (c) all representations and warranties and the right of indemnification with respect to breaches thereof set forth in Sections 3.10, 3.22, 3.26, 3.27 and 3.31 of this Agreement shall remain in full force and effect until 6 years following the Closing Date, except as to any matters with respect to which a claim shall have been made pursuant to
Section 6.5 of this Agreement before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim, including all applicable periods for appeal; (d) all representations, warranties, covenants and agreements and the right of indemnification with respect to breaches thereof set forth in Sections 3.1, 3.3, 3.4, 3.7 and 3.28 shall survive forever (subject to any applicable statute of limitations and any extension thereof), except as to any matters with respect to which a claim shall have been made pursuant to Section 6.5 of this Agreement before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim, including all applicable periods for appeal and (e) the indemnification set forth in Section 6.3 shall survive forever (notwithstanding any applicable statute of limitations and any extension thereof). The indemnification obligations provided under this Article VI shall be the exclusive remedy of each party thereto for the recovery of





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

money damages with respect to the matters described herein; provided that, (i) any party hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to seek any other remedy to which they are entitled in equity, (ii) nothing herein shall preclude a party from bringing an action for fraud, and (iii) nothing herein shall limit any party's right of setoff.

         Section 6.2 THE STOCKHOLDERS' AND SELLER'S INDEMNITY Each of the Stockholders and Seller, jointly and severally, shall indemnify and hold harmless Parent, Purchaser, each of its respective directors, officers, partners, agents, shareholders, employees, Affiliates, successors and assigns (collectively, the "RTK Indemnified Parties") at all times against and in respect of any damage, loss, cost (including, without limitation, Environmental Remediation Costs), expense, Tax, liability or obligation (including amounts paid in investigation or settlement and reasonable attorneys' fees) direct or indirect, known or unknown, foreseeable or unforeseeable, resulting to any of them from or in connection with:

         (a) any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of any of the Stockholders or Seller under this Agreement;

         (b) all liabilities of Seller other than Assumed Liabilities;

         (c) any and all Taxes (i) of the Seller, any Stockholder or any Affiliate of the Seller for any Taxable Period or (ii) whether determined on a separate, consolidated, combined, group or unitary basis, including any penalties and interest in respect thereof, of the Seller or any of its Affiliates (A) pursuant to Treas. Reg. ss.1.1502-6 or any comparable provision of state, local, or foreign law with respect to any Taxable Period and (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement relating to the sharing of liability for, or payment of, Taxes;

         (d) liabilities relating to periods prior to the Closing Date with respect to employment of labor, including, without limitation, with respect to any labor dispute, unfair labor practice or misclassification of employees, independent contractors, leased employees or consultants and with respect to any law relating to wages, hours, discrimination, civil rights, safety and the collection and payment of withholding and/or social security taxes and similar taxes;

         (e) any bulk sales law determination that the sale of the Assets hereunder is ineffective against any creditor of Seller or any taxing authority asserting any similar claim against Seller, Parent, Purchaser or the Assets; or

         (f) all claims, complaints, actions, suits, proceedings, demands, assessments, fines, penalties, judgments, orders, costs and expenses incident to any of the foregoing.

         Section 6.3 THE STOCKHOLDERS' AND SELLER'S ENVIRONMENTAL INDEMNITY Without limiting the foregoing Section 6.2, and notwithstanding any other provision of this Agreement, each of the Stockholders and Seller, jointly and severally, shall indemnify and hold harmless each of the RTK Indemnified Parties at all times against and in respect of any damage, loss, cost (including, without limitation, Environmental Remediation Costs), expense, Tax, liability or obligation (including amounts paid in investigation or settlement and reasonable attorneys' fees) direct or indirect, known or unknown, foreseeable or unforeseeable, arising under Environmental Law and resulting to any of them from or in connection with:

         (a) any act or omission occurring on or prior to the Closing Date of any of the Stockholders, Seller, any of their Affiliates, or any of their predecessors, including, without limitation, any violation of or noncompliance with Environmental Laws;

         (b) the ownership, operation, occupation or use by any Person on or prior to the Closing Date of the Leased Real Property, the Tangible Assets or any other property or assets owned, leased, operated or otherwise used by the Stockholders, Seller, any of their Affiliates, or any of their predecessors;

         (c) any Environmental Condition occurring or existing (i) on or prior to the Closing Date at, on or under any of the Leased Real Property, the Tangible Assets or any other property or assets owned, leased, operated or otherwise used by the Stockholders, Seller, any of their Affiliates, or any of their predecessors or (ii) at any time at, on or under any location at which any Hazardous Materials have been generated, treated, stored or disposed by or on behalf of the Stockholders, Seller, any of their Affiliates, or any of their predecessors on or prior to the Closing Date; and

         (d) all claims, complaints, actions, suits, proceedings, demands, assessments, fines, penalties, judgments, orders, costs and expenses incident to any of the foregoing.

         Section 6.4 THE PURCHASER'S INDEMNITY Purchaser shall indemnify and hold harmless the Stockholders and Seller (collectively "Telecrafter Indemnified Parties") at all times after the date hereof against and in respect of:

         (a) any damage, loss, cost, expense or liability (including amounts paid in investigation or settlement and reasonable attorneys' fees) resulting to any of them from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of Purchaser under this Agreement; and

         (b) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

         Section 6.5 NOTICE AND DEFENSE OF CLAIMS Each RTK Indemnified Party and each Telecrafter Indemnified Party entitled to indemnification under this
Article VI (each, an "Indemnified Party") shall give notice to each party required to provide indemnification (each, an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (which notice shall state the basis of the claim, the section or sections of this Agreement alleged to have been breached, and, to the extent feasible, the amount or an estimate of the amount of the claim), and shall permit the Indemnifying Party, at the Indemnifying Party's expense, to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; and PROVIDED, FURTHER, that the failure of any

Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VI. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim, dispute, proceeding or litigation; PROVIDED, that, with respect to any claim, dispute, proceeding or litigation relating to Taxes, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement, in either case, of any type whatsoever, except with the written consent of the Indemnified Party, which written consent will not be unreasonably withheld. The Indemnified Party shall furnish such additional information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         Section 6.6 REIMBURSEMENT At the time that the Indemnified Party shall suffer a loss because of a breach of any warranty, representation, covenant or agreement by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Article VI is determined (which in the case of payment to third persons shall be the earlier of (i) the date of such payment or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "Indemnity Claim"), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnity Claim. For purposes hereof, the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorneys' fees and interest on the foregoing items at the rate of seven and one-half percent (7.5%) per annum from the date of notice that the Indemnity Claim is due from the Indemnifying Party to the Indemnified Party as hereinabove provided, until the Indemnity Claim shall be paid or set off.

         In addition to its other obligations under this Section 6.6, each Indemnifying Party agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding for which indemnification may be required pursuant to this Article VI, it will, if it does not assume the defense thereof, reimburse the Indemnified Party on a monthly basis for all reasonable legal fees or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Indemnifying Party's obligation to indemnify the Indemnified Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Indemnified Party shall promptly return it to the Indemnifying Party, together with interest at the rate of seven and one-half percent (7.5%) per annum. Any such interim reimbursement payments which are not made to the Indemnified Party within 30 days of a request for reimbursement shall be subject to set-off as set forth in the preceding paragraph and shall bear interest at the rate of seven and one-half percent (7.5%) per annum from the date of such request.

         Section 6.7 LIMITATIONS The indemnification obligations with respect to representations and warranties of the Stockholders and Seller in Article III and all covenants of the Stockholders and Seller in this Agreement are joint and several obligations. This means that each of the Stockholders and Seller will be responsible to the extent provided in this Article VI for the entirety of any indemnification to which the RTK Indemnified Parties may be entitled under this
Article VI.

         Section 6.8 GROSS-UP If any indemnification payment is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt or accrual of such payment (taking into account any actual reduction in tax liability to the receiving party) and any costs and expenses (including reasonable attorneys' fees) incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, dispute, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes). The amount recoverable by an Indemnified Party shall take into account the value of any insurance recoveries or actual reduction in Tax liability realized by such Indemnified Party, and arising from the same incident or set of facts or circumstances giving rise to the claim for indemnity.

         Section 6.9 RELATION TO ESCROW. Amounts payable to the Purchaser for indemnification claims under Section 6.2(d) relating to any violation of or claim under the Fair Labor Standards Act or the rules and regulations thereunder shall first be paid from the escrow account under the Escrow Agreement or accounted for via a set off to the principal amount owing under the Note. To the extent the foregoing is not sufficient to pay such claim, such claim shall be paid by the Indemnifying Parties.

                                  ARTICLE VII
                                    COVENANTS

         Section 7.1 CONDUCT AND PRESERVATION OF BUSINESS. Seller and each of the Stockholders covenant that, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall (i) conduct its business in the usual manner and not enter into any transactions outside the ordinary course of business; (ii) use its best efforts to maintain, preserve and protect its properties and assets and the Business, including, without limitation, to preserve its relationship with its employees, independent contractors, suppliers and customers and to preserve its goodwill; (iii) comply with all laws, ordinances, rules, regulations and orders applicable to its business; (iv) not cause or permit to occur any of the events or occurrences described in Section 3.13 (except as set forth on the Disclosure Schedule); (v) continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice; (vi) not declare, set aside or pay any dividend or make any distribution on any shares of its capital stock (whether in cash or in kind), or redeem, purchase or otherwise acquire any shares of its capital stock; (vii) not take any action or omit to take any action which would result in the inaccuracy of any of Seller's or either of the Stockholders' representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission; (viii) properly maintain and repair all real and personal property owned or leased by Seller or the Shareholders and used in the business of Seller, so that such property at Closing is in the same condition as normally maintained by Seller; (ix) use its prudent business efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth on the Disclosure Schedule hereto or equivalent insurance; (x) refrain from granting any irrevocable powers of attorney or comparable delegations of authority; (xi) refrain from taking any action that would constitute, or fail to take any action that would prevent, a breach of or a default under any agreement, contract or understanding to which Seller is a party; (xii) use its prudent business efforts to preserve all Permits; (xiii) perform all obligations required to be performed by it under any Contracts; and (xiv) not enter into any collective bargaining agreement or other contract or agreement (or any amendment or modification thereto) with any labor union without the prior written consent of the Purchaser. Without limiting the foregoing, Seller and each of the Stockholders covenant that until the Closing Date or termination of this Agreement, except as set forth on the Disclosure Schedule, Seller will not change the compensation of any of its respective directors, officers, employees, independent contractors or consultants, or enter into any employment, severance or other agreement with any of such persons, except in the ordinary course of business.

         Section 7.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Seller and each of the Stockholders covenant that, between the date of this Agreement and the Closing Date, Seller will (i) permit Purchaser's authorized representatives and financing parties full access during normal business hours to all of its books, records, Tax Returns, reports and other Tax related materials (including, without limitation, Tax Returns filed and those in preparation as well as workpapers), offices and other facilities and properties; (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request; and (iii) furnish Purchaser with such financial and operating data (including, without limitation, independent accountants' work papers) and other information as Purchaser may from time to time reasonably request; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller.

         Section 7.3 FILINGS AND AUTHORIZATIONS. Each party covenants that it will, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under laws, rules and regulations applicable to it and any Affiliates, as may be required for it to consummate the transactions contemplated hereby; (ii) use reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental or public authorities or bodies necessary to be obtained by it or its Affiliates, in order for it so to consummate such transactions; and (iii) use its best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Each party hereto will coordinate and cooperate with the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. Purchaser, Seller and each of the Stockholders shall make any filings required pursuant to the HSR Act and shall cooperate with each other to provide any information requested in connection with such filing.

         Section 7.4 PUBLIC ANNOUNCEMENTS. Unless and to the extent required by law, each party (other than the Purchaser or parent following the Closing Date) will agree in advance prior to the issuance of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the agreement of the other parties. In the event that any party (other than the Purchaser or Parent following the Closing Date) is required to issue a press release or make a public statement by law, it will notify the other parties of the contents thereof in advance of the issuance or making thereof.

         Section 7.5 DISCLOSURE SCHEDULE. From time to time prior to the Closing, Seller and each of the Stockholders will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement or the date on which such Disclosure Schedule is provided to Purchaser, would have been required to be set forth or described in such Disclosure Schedule.

         Section 7.6 FINANCIAL STATEMENTS.

         (a) As soon as available and in any event within 30 days after the end of each fiscal month prior to the Closing Date, Seller and each of the Stockholders shall deliver to Purchaser such financial statements as are prepared by Seller in the ordinary course of business (all such financial statements shall be covered by and conform to the representations and warranties set forth in Section 3.10 hereof and shall be included in the term "Financial Statements" for purposes of Section 3.10(a) of this Agreement).

         (b) Seller and each of the Stockholders, at the Stockholders' expense, shall provide Purchaser or any Affiliate of Purchaser, as soon as practicable and in any event no later than 30 days after Purchaser's written request therefor, with such financial statements relating to Seller as may be required by Rule 3-05 or Article II of Regulation S-X promulgated under the Securities Act and the Exchange Act in connection with the preparation and filing of any registration statement or periodic report by Purchaser or any Affiliate of Purchaser pursuant to the Securities Act or the Exchange Act, including, without limitation, unqualified opinions thereon of independent public accountants and consents thereof as required by the Securities Act or the Exchange Act or the rules and regulations thereunder.

         Section 7.7 ENVIRONMENTAL INSPECTIONS AND ASSESSMENTS. Purchaser shall have the right to inspect the records and the operations of Seller with respect to environmental matters, and shall have the right to require Seller to conduct Phase I assessments, as it deems appropriate. The representations, warranties, indemnities and other undertakings set forth herein shall not be affected by any such inspection or assessment or lack thereof, or the results of any such inspection or assessment.

         Section 7.8 NO SHOPPING.

         (a) Seller and each of the Stockholders covenant, jointly and severally, that, from and after the date hereof until the termination of this Agreement, without the express written consent of Purchaser, neither Seller nor any of the Stockholders shall, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any Person (other than any Purchaser or its Affiliates or their representatives) relating to the possible acquisition, whether by way of merger, reorganization, purchase of shares of capital stock, purchase of assets, management agreement, license or distribution agreement or otherwise (any such acquisition or other transaction or agreement being referred to herein as an "ACQUISITION TRANSACTION"), of any interest in Seller (other than inventory or obsolete, damaged or worn assets sold or otherwise disposed of in the





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

ordinary course of the Business and consistent with past practice), (ii) provide information with respect to Seller to any Person (other than any Purchaser or its Affiliates or their representatives) in connection with a possible Acquisition Transaction or (iii) enter into an agreement with any Person (other than any Purchaser or its Affiliates) concerning a possible Acquisition Transaction. Prior to the termination of this Agreement, if Seller or either of the Stockholders receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, Seller or the Stockholders, as the case may be, shall immediately notify Purchaser and provide information to Purchaser as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor).

         (b) The parties recognize and acknowledge that a breach by Seller and each of the Stockholders of this Section 6.8 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each Party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. In addition, in the event of any breach of the foregoing which results in the acquisition by a Person other than any Purchaser or its Affiliates of a majority of the assets of the Business (measured by fair market value) or of the capital stock of Seller, Seller and the Stockholders shall promptly reimburse such Purchaser for all fees and expenses (including, without limitation, out-of-pocket expenses, fees and expenses of accountants, counsel and other advisors, and the like) incurred by them in connection with the transactions contemplated by this Agreement.

         Section 7.9 MAINTENANCE OF BOOKS AND RECORDS. Each party shall preserve until the seventh anniversary of the Closing Date (or such longer period as may be required by applicable Laws) or, with respect to any pending claim subject to indemnification pursuant to Article VI hereof, until final resolution of such claim, all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of Seller prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide any other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of Seller prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; PROVIDED, HOWEVER, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and FURTHER, PROVIDED, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care not to disclose such information except (1) as required by law, (2) with the prior written consent of such party, or (3) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives.

         Section 7.10 FURTHER ASSURANCES. Seller and each of the Stockholders from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as such Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put such Purchaser more fully in possession of, the Assets. Each of the parties hereto will cooperate with each other party hereto and execute and deliver to each other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         Section 7.11 RELEASE OF LIENS. At or prior to the Closing, Seller shall cause the release of all Liens on the Assets, so that such Assets and rights are free and clear of any Liens, other than as set forth in the Disclosure Schedule.

         Section 7.12 CONSENT TO TRANSFER ASSETS. Seller agrees that if any consent required pursuant to Sections 5.5 or 5.8 to the transfer of any Asset to the Purchaser as provided for herein is not obtained prior to Closing, Seller shall provide to the Purchaser all of the benefits of such Asset as though the required consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, the Purchaser shall assume the corresponding obligation) and shall continue to use all reasonable efforts to obtain such consent; provided that Seller shall not be required to make any payments not otherwise required under existing agreements. Nothing in this Section 7.12 shall affect Parent's and the Purchaser's other rights under this Agreement.


                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1 TERMINATION EVENTS Subject to the provisions of Section 8.2, this Agreement may, by written notice given at or prior to the Closing Date in the manner hereinafter provided, be terminated and abandoned:

         (a) By either (i) the Stockholders and Seller or (ii) Purchaser if a default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties contained in Article III or IV, as the case may be, and such default cannot be cured and has not been waived;

         (b) By written mutual consent of Seller, the Stockholders and Purchaser;

         (c) By either (i) the Stockholders and Seller or (ii) Purchaser, if the Closing Date shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before October 1, 1999 or such later date as may be agreed upon by the parties;

         (d) By Purchaser, if the conditions set forth in Article V hereof shall not have been met (or shall not, in the reasonable judgment of Purchaser, be capable of being met) by September 1, 1999; or

         (e) By any party, if the occurrence of the transaction contemplated by this Agreement would violate any order, decree or judgment prohibiting the consummation of this Agreement.

         Section 8.2 EFFECT OF TERMINATION In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties hereunder shall terminate and no party shall have any right against the other party hereto, except as set forth in this Section 8.2, and each party shall bear its own costs and expenses. Nothing contained in this Section 8.2 shall relieve any party from liability for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 EXPENSES All expenses in connection with the purchase and sale of the Assets at the time of this Agreement or any time hereafter will be paid by the Purchaser; PROVIDED, HOWEVER, that if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses.

         Section 9.2 AMENDMENTS AND WAIVERS This Agreement shall not be amended or modified except by a writing duly executed by Purchaser, the Stockholders and Seller. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

         Section 9.3 BULK SALES LAWS. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction. This provision shall not be deemed to in any way limit the indemnity provided for in Section 6.2(e) above.

         Section 9.4 ENTIRE AGREEMENT, ASSIGNMENT (a) This Agreement, including the Exhibits and Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including, without limitation, that certain letter of understanding, executed on March 24, 1999 by and between Parent and Seller and the mutual non-disclosure agreement executed by and between Communications Resources Incorporated, a Delaware corporation, and the Stockholders. No party shall be deemed to make any representation, warranty or covenant to any other party with respect to this Agreement or the transactions contemplated hereby except for the representations, warranties and covenants contained herein (including the Schedules and Exhibits hereto and any documents delivered pursuant hereto).

         (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; PROVIDED, that Parent or the Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent or the Purchaser, but no such assignment shall relieve Parent or the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         Section 9.5 SUCCESSORS AND ASSIGNS All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         Section 9.6 NOTICES All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, or when received if sent by certified or registered first-class mail, return receipt requested, or by reputable overnight delivery service or by facsimile transmission, addressed as follows:

                  If to Seller:

                                            Telecrafter Services Corporation
                                            13131 West Cedar Ave.
                                            Lakewood, CO 80228
                                            Attn:  Bruce A. Nassau
                                            Telecopy: 303-987-8843

                  with a copy to:           Woodson L. Herring, Esq.
                                            Anderson & Jahde, P.C.
                                            950 South Cherry Street Suite 1000
                                            Denver, CO 80246
                                            Telecopy: 303-691-9719

                  If to the Stockholders:

                                            Bruce A. Nassau
                                            Lurie Nassau
                                            c/o Telecrafter Services Corporation
                                            13131 West Cedar Ave.
                                            Lakewood, CO 80228
                                            Telecopy: 303-987-8843

                  If to Parent or Purchaser:

                                            ViaSource Communications, Inc.
                                            c/o Communication Resources, Inc.
                                            1001 Cypress Creek Road
                                            Fort Lauderdale, FL 33309
                                            Attention:  Craig Russey
                                            Telecopy:  954-434-1647

                  With a copy to:           Crest Communications Partners LP
                                            320 Park Avenue, 17th Floor
                                            New York, NY 10022
                                            Attention:  V. Michael Fitzgerald;
                                                        Matthew O'Connell, Esq.

                                            Telecopy:  212-317-2710

                                            Woodson L. Herring, Esq.
                                            950 South Cherry Street Suite 1000
                                            Denver, CO 80246
                                            Telecopy: 303-691-9719

                                            Dewey Ballantine LLP
                                            1301 Avenue of the Americas
                                            New York, NY  10019
                                            Attention: Richard A. Stenberg, Esq.
                                            Telecopy:  (212) 259-6333


Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

         Section 9.7 SEVERABILITY. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 9.8 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.9 GOVERNING LAW This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Colorado without regard to its conflict of laws principles.

         Section 9.10 HEADINGS; TABLE OF CONTENTS The descriptive headings of the several paragraphs of this Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Agreement.

         Section 9.11 COUNTERPARTS This Agreement may be executed simultaneously in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        VIASOURCE COMMUNICATIONS, INC.


                                        By: /s/ Craig T. Russey
                                            ------------------------------------
                                            Name: Craig T. Russey
                                            Title: President



                                        TELECRAFTER ACQUISITION CORP.



                                        By: /s/ Craig T. Russey
                                            ------------------------------------
                                            Name: Craig T. Russey
                                            Title: President



                                        NASSAU COMMUNICATIONS, INC.



                                        By: /s/ Bruce A. Nassau
                                            ------------------------------------
                                            Name: Bruce A. Nassau
                                            Title:



                                        BRUCE A. NASSAU


                                        /s/ Bruce A. Nassau
                                        ----------------------------------------



                                        LURIE NASSAU


                                        /s/ Lurie Nassau
                                        ----------------------------------------